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Exhibit 99.21

FIRST AMENDMENT TO
INTERCREDITOR AGREEMENT

Dated as of
November 20, 2002

AMONG

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
NATIONAL ASSOCIATION
not in its individual capacity but solely as Trustee under the
Northwest Airlines Pass Through Trust 2002-1G-1,
Northwest Airlines Pass Through Trust 2002-1G-2,
Northwest Airlines Pass Through Trust 2002-1C-1,
Northwest Airlines Pass Through Trust 2002-1C-2 and
Northwest Airlines Pass Through Trust 2002-1D

AND

STATE STREET BANK AND TRUST COMPANY
not in its individual capacity but
solely as Subordination Agent and Trustee

FIRST AMENDMENT TO
INTERCREDITOR AGREEMENT

        This FIRST AMENDMENT, dated as of November 20, 2002 (this "Amendment"), between STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee under the Northwest Airlines Pass Through Trust 2002-1G-1, Northwest Airlines Pass Through Trust 2002-1G-2, Northwest Airlines Pass Through Trust 2002-1C-1 and Northwest Airlines Pass Through Trust 2002-1C-2 (collectively, the "Senior Securities Trustees") and under the Northwest Airlines Pass Through Trust 2002-1D (the "Class D Trustee" and together with the Senior Securities Trustees, the "Trustees"), and STATE STREET BANK AND TRUST COMPANY, not in its individual capacity, but solely as Subordination Agent and trustee under the Intercreditor Agreement referred to below (in such capacity, together with any successor appointed pursuant to Article VIII of such Intercreditor Agreement, the "Subordination Agent").

W I T N E S S E T H:

        WHEREAS, the Trustees, the Class G-1 Primary Liquidity Provider, the Class G-2 Primary Liquidity Provider, the Class C-1 Primary Liquidity Provider, the Class C-2 Primary Liquidity Provider, the Class G-1 Above-Cap Liquidity Provider, the Class G-2 Above-Cap Liquidity Provider, the Class C-1 Above-Cap Liquidity Provider, the Class C-2 Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent have heretofore entered into the Intercreditor Agreement, dated as of August 5, 2002 (the "Intercreditor Agreement");

        WHEREAS, Section 9.1(d) of the Intercreditor Agreement provides that, if any Class D Certificates (as defined herein) are issued, the Intercreditor Agreement shall be amended in accordance with the Note Purchase Agreement by written agreement of the Senior Securities Trustees and the Subordination Agent to give effect to the issuance of any Class D Certificates, which amendment shall include, without limitation, provision for the Class D Trust Trustee to be added as a party to the Intercreditor Agreement and for the definition of "Stated Interest Rate" to be revised, as appropriate, to reflect the issuance of the Class D Certificates, and the subordination of such Class D Certificates to the Class G-1, Class G-2, Class C-1 and Class C-2 Certificates in the manner specified in the Intercreditor Agreement;

        WHEREAS, the Class D Certificates are being issued by the Class D Trust on the date hereof; and

        WHEREAS, the parties hereto desire to amend the Intercreditor Agreement in accordance with Section 9.1(d) thereof.

        NOW, THEREFORE, in consideration of the mutual promises contained herein the undersigned agree as follows:

        Section 1.    Definitions.    Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in the Intercreditor Agreement.

        Section 2.    Joinder of Class D Trustee.    On the terms and subject to the conditions set forth in this Amendment, the Class D Trustee hereby: (i) agrees to be, and by its execution of this Amendment, hereby is, added as a party to the Intercreditor Agreement and bound by the terms thereof, and (ii) agrees to comply with the terms and conditions of the Intercreditor Agreement applicable to it, each as if it were an original signatory thereto;

        Section 3.    Amendment to Section 1.1 ("Definitions") of the Intercreditor Agreement.    Section 1.1 of the Intercreditor Agreement is hereby amended as follows:

          (a)   The definition of "Stated Interest Rate" is hereby amended by deleting clause (v) thereof and inserting the following text in lieu thereof:

    "(v) with respect to the Class D Certificates, LIBOR for such Interest Period plus 1% per annum, which in any event shall not exceed 5% per annum."

        Section 4.    Intercreditor Agreement.    Except as amended, supplemented, or otherwise modified under this Amendment, the Intercreditor Agreement remains unchanged and in full force and effect. It is the intention of the parties hereto that this Amendment not constitute a novation of the Intercreditor Agreement.

        Section 5.    Notices.    All notices shall be given and received in accordance with the Intercreditor Agreement.

        Section 6.    Assignment.    Subject to the terms of the Intercreditor Agreement, the terms and provisions of this Amendment shall be binding upon and inure to the benefit of each of the Class D Trustee, the Trustees, the Class G-1 Primary Liquidity Provider, the Class G-2 Primary Liquidity Provider, the Class C-1 Primary Liquidity Provider, the Class C-2 Primary Liquidity Provider, the Class G-1 Above-Cap Liquidity Provider, the Class G-2 Above-Cap Liquidity Provider, the Class C-1 Above-Cap Liquidity Provider, the Class C-2 Above-Cap Liquidity Provider, the Policy Provider, the Subordination Agent and their respective permitted successors and assigns.

        Section 7.    Effective Time.    This Amendment shall be deemed to be effective and binding upon each of the Class D Trustee, the Senior Securities Trustees, the Class G-1 Primary Liquidity Provider, the Class G-2 Primary Liquidity Provider, the Class C-1 Primary Liquidity Provider, the Class C-2 Primary Liquidity Provider, the Class G-1 Above-Cap Liquidity Provider, the Class C-1 Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent as of the date first above written upon the execution of this Amendment by the parties thereto.

        Section 8.    Miscellaneous.    Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No term or provision of this Amendment may be changed, waived, discharged or terminated orally, but only by an instrument in writing in accordance with the terms of the Intercreditor Agreement. The section and paragraph headings in this Amendment are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature pages follow.]

        IN WITNESS WHEREOF, undersigned have each caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee for each of the Trusts
By:
Name: Title:
STATE STREET BANK AND TRUST COMPANY, not in its individual capacity but solely as Subordination Agent and trustee
By:
Name: Title:

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  Exhibit 99.21